[LOGO]Lakeland
      Industries, Inc.
                                               711-2 Koehler Avenue, Suite 2 -
                                               Ronkonkoma, NY 11779
                                               (631) 981-9700 - www.lakeland.com
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                                                                    Exhibit 99.1
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                                                           FOR IMMEDIATE RELEASE
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                     Lakeland Industries Buys Hub Operation

RONKONKOMA, NY - April 26, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that the Company completed the purchase of one of the facilities constituting its Decatur, Alabama hub operations from its owners POMS Holding Co. ("POMS") consisting of 5.27 acres and 90,859 square feet of office, manufacturing and warehouse space for a net purchase price of $2,067,584 (including $11,584 of closing costs). In contemplation of the real estate purchase, the Company entered into an agreement, dated March 4, 2005, with an officer of Lakeland (who is a partner in POMS) to acquire his interest for $411,200. At closing, this amount was deducted from the purchase price mentioned above. Prior to this purchase Lakeland was paying POMS an annual rent of $365,000. Depreciation on this real property for book purposes is expected to be approximately $64,000 annually. In late May 2005, the Company will complete the purchase from River Group Holding Co., LLC of 2.42 acres and 49,500 square feet of warehouse space in Decatur, Alabama for a net purchase price of $925,000. Lakeland pays River Group an annual rent of $199,100 on this property. Depreciation on this real property for book purposes is expected to be approximately $28,000 annually. In contemplation of the real estate purchase, the Company entered into an agreement dated March 4, 2005, with an officer of Lakeland (who is a partner in River Group) to acquire his interest for $154,167. The amount will be deducted from the purchase price mentioned above.

About Lakeland Industries, Inc.:

Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and

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departments such as fire and police departments, airport crash rescue units, the
Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, U.S. Secret Service and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and diluted earnings per share of $1.23.

For more information concerning Lakeland, please visit us at: www.lakeland.com
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Contact:

Lakeland Industries   Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
                      Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based.